Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS	MEDIA RELATIONS
	Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	Jon Coifman Waggener Edstrom Worldwide P: 212 551 4815 E: jcoifman@waggeneredstrom.com

Ener1 Acquires Leading Korean Lithium-ion Battery Cell Producer

Deal Brings Broader, More Diverse Capacity to Produce
Advanced Power Systems for Next Generation of Electric Vehicles

** Management Will Host Investor Call at 11:00 Eastern, Thursday, October 16 **

NEW YORK (October 16, 2008) — Ener1, Inc. (AMEX: HEV) announced today it has agreed to acquire an 83% interest in Enertech International, one of South Korea’s leading lithium-ion battery cell producers. The purchase follows the recent announcement of the company’s plans to expand the manufacturing capacity of its lithium-ion automotive battery subsidiary, EnerDel, based in Indiana. The acquisition is intended to both broaden and expand Ener1’s production capabilities at a time when automakers worldwide are preparing to launch a new generation of hybrid and electric vehicles.

“Enertech is one of the largest lithium-ion battery producers in Korea, behind only LG Chemical and Samsung,” said Ener1 CEO Charles Gassenheimer. “This acquisition gives us immediate scale and volume manufacturing ability, as well as an important beachhead for supplying Asian car makers that plan to use lithium-ion technology in their electric drive vehicles.”

Gassenheimer believes the acquisition will provide immediate synergies, and add valuable expertise from Enertech’s highly respected engineering team to help accelerate expansion of the Indiana plant.

“This is a unique opportunity for Ener1 to meet the rapidly growing demand for lithium-ion technology from automakers worldwide by securing a fully-operational production facility on terms that strengthen our balance sheet and enhance our position in the industry.” Gassenheimer said. “Based on the terms of this transaction, shareholders equity is set to increase by approximately $45 million.”

Enertech is one of just a handful of companies that specializes in producing large format flat (or “prismatic”) cells, which Ener1 believes offer significant performance and manufacturing advantages over more common cylindrical designs. The company operates a 200,000-square-foot, state-of-the-art plant outside Seoul capable of producing cells for 15,000 electric vehicle battery packs per year. Enertech has also worked with EnerDel to supply cells for prototype and preproduction systems for Think Global.

Enertech was formerly part of the Saehan Group, which was spun out of the Samsung Group. Additional details include:

•	The 200,000-square-foot plant in Chungbuk, Korea is capable of producing cells for 15,000 battery packs per year, which equates to approximately $125 million of annual revenue based on the current wholesale price of cells; the physical plant can be expanded to up to $250 million of revenues with additional capital expenditure

•	2007 revenues $60.9 million, 2007 EBITDA $7.2 million

•	Sixteen Korean patents, four overseas patents, including a U.S. and worldwide patent for Enertech’s stack winding manufacturing method

•	Manufacturing facility is ISO9001 and TL9000 certified

•	Sales offices in Seoul, Taiwan, Ireland and Hackensack, New Jersey

•	289 employees worldwide

•	Produces 22 million lithium-ion cells annually for the cell phone, laptop and PDA markets. Customers include LG, Samsung and Motorola

Ener1 will acquire the 83% equity stake in Enertech for 5 million shares of Ener1, Inc. common stock, 2.56 million warrants and $600,000 in cash. The warrants will have a two-year maturity and will be exercisable into shares of Ener1 stock at a strike price of $7.50.

Ener1 believes it is the first company to produce automotive lithium-ion batteries in the U.S., and that the acquisition of Enertech will strengthen its domestic growth plans. In August, the company announced a major expansion at its two Indiana facilities and plans to break ground on a third plant.

In August, Ener1 took full ownership of its EnerDel subsidiary by purchasing a 19.5-percent stake held by Delphi Automotive. The company recently received the prestigious R&D 100 award for excellence in its technology and uniquely innovative design. The award is shared by EnerDel and its research partners at Argonne National Laboratory. EnerDel is also an active participant in the United States Advanced Battery Consortium, which works closely with Detroit automakers, component companies and others to accelerate the commercial development of new automotive battery technology.

Management will host an investor call on Thursday, October 16, at 11:00am Eastern Daylight Time to discuss the Enertech acquisition. To participate in the conference call, please dial 1-866-578-5784 from within the United States, or 617-213-8056 from outside the United States. The participant pass code is 89927718. A live webcast of management’s presentation will be available on the Ener1 website, and may be accessed directly at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=215152&eventID=1998661. A replay of the presentation will be available from 1:00pm on Thursday, October 16, on the Ener1 website at http://www.ener1.com.

Safe Harbor Statement:

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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About Ener1, Inc.:

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (Amex: HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. EnerDel has developed proprietary battery systems based on technology originally pioneered with the assistance of the Argonne National Lab.

Ener1 is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Major shareholders of Ener1 include Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production. ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.